Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-123263, 333-113550, 333-88024, 333-88020, 333-59630, 333-59632, 333-33728, 333-73027, 333-93900, 333-2594, 333-146794, 333-169293, and 333-182584 on Form S-8 of our reports dated February 28, 2014, relating to the consolidated financial statements of ACI Worldwide, Inc. and subsidiaries (“ACI Worldwide, Inc.”) as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and the effectiveness of ACI Worldwide Inc.’s internal control over financial reporting as of December 31, 2013, appearing in this Annual Report on Form 10-K of ACI Worldwide, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 28, 2014